EXHIBIT 10.12


                                    AGREEMENT

                                   between the

                               HARRIS CORPORATION

                                       and

                              LOCAL UNION NO. 1907
                            INTERNATIONAL BROTHERHOOD
                                       OF
                           ELECTRICAL WORKERS, AFL-CIO


                                 at and for the


                                 Company's Plant
                                  Findlay, Ohio

                               July 1, 1996 to and
                             including July 1, 2000

INDEX

Subject/Page



ACCESS TO PLANT, 34
ACQUISITION OF CONTINUOUS SERVICE CREDIT, 20
ADDITION AND SEPARATION LISTS, 40
ADMINISTRATIVE LETTERS, 41
AMOUNT OF MILITARY PAY, 29
APPLICATION FOR LEAVES OF ABSENCE, 28
ARBITRATION, 34
BEREAVEMENT PAY, 30
BULLETIN BOARDS, 40
CHANGE OF ADDRESS OR NAME, 40
CHECK OFF, 7
CLEARANCE OF DISCIPLINARY RECORDS, 40
COMPANY GRIEVANCE PROCEDURE, 34
COMPLAINTS, 32
COMPUTATION OF OVERTIME PAYMENT, 16
CONTINUITY OF SERVICE, 20
DEFINITION OF GRIEVANCE, 32
DEFINITION OF TERMS, 11
DESIGNATED HOLIDAYS, 19
DETERMINATION OF OVERTIME AND HOURS WORKED, 15
EFFECT OF LAW, 40
EMPLOYEES RETURNING FROM LEAVE, 30
GRIEVANCE STEPS AND REPRESENTATIVES OF THE PARTIES THEREIN, 33
GRIEVANCE ZONES, 32
HARDSHIP TRANSFERS, 28
HOLIDAY PAY, 19
HOW SENIORITY IS ACQUIRED, 21
INTRODUCTION OF NEW OR TRANSFERRED EMPLOYEES, 38
JURY DUTY AND WITNESS PAY, 30
LAYOFF, 22
LAYOFF ALLOWANCE, 23
LEAVES OF ABSENCE FOR UNION ACTIVITY, 29
LUNCH PERIODS, 40
MILITARY LEAVE OF ABSENCE, 29
NIGHT SHIFT PREMIUM, 9
NORMAL WORK SCHEDULES, 12
NOTICE OF CHANGE, 41
NOTICES, 38
NOTIFICATION AS TO RULES, 6

NOTIFICATION OF DISCHARGE, 40
OVERTIME PREFERENCE, 14
OVERTIME PAYMENT FOR THE REGULAR WORK WEEK, 14
PAY FOR ANNUAL ACTIVE DUTY FOR TRAINING IN THE UNIFORMED SERVICES, 29 PAYMENT FOR TIME SPENT HANDLING GRIEVANCES, 36
PERSONAL/SICK PAY, 31
PLANTWIDE BID, 25
PRESENTATION OF AGREEMENT TO EMPLOYEES, 38
PRESENTATION OF GRIEVANCES, 32
PROVISION AGAINST DISCRIMINATION, INTIMIDATION AND COERCION, 7
RATIFICATION OF AGREEMENT, 49
RECALL, 27
RECOGNITION OF STEWARDS, 42
RECOGNITION OF GRIEVANCE COMMITTEE, 42
RECOGNITION OF PRESIDENT OF LOCAL UNION, 42
RECOGNITION, 5
REPRESENTATION LISTS, 41
RESOLUTION OF GRIEVANCES, 39
REST PERIODS, 45
RESTORATION OF BROKEN SERVICE, 23
RETIREMENT PLAN JOINT COMMITTEE, 46
RETIREMENT AND INSURANCE BENEFITS, 43
RIGHTS AND FUNCTIONS OF MANAGEMENT, 5
RULES FOR MAKING MODIFICATION IN MID-TERM, 50
SAFETY AND HEALTH, 43
SCHEDULED DAYS OFF, 13
SENIORITY PRIVILEGES, FOR EMPLOYEES WHO ARE TRANSFERRED OUT OF THE
  BARGAINING UNIT, 32
SENIORITY PRIVILEGES, 24
SENIORITY OF UNION REPRESENTATIVES, 28
SENIORITY LISTS, 31
SENIORITY POLICY, 24
SHIFT CHANGES AND NOTICE, 18
SHIFT ADMINISTRATORS' LEAVE OF ABSENCE, 35
SHIFT PREFERENCE, 28
SHIFT SCHEDULES, 61
SHOW-UP AND CALL-IN PAY, 10
SPECIAL RULES GOVERNING VACATION PAYMENT, 20
STRIKES, LOCKOUTS & INTERRUPTION OF WORK, 6
SUPPLEMENTAL WORKERS' COMPENSATION PAYMENTS, 44
TEMPORARY LAYOFF, 28
TEMPORARY ABSENCE FOR DISABLING ILLNESS, INJURY OR PREGNANCY RELATED
  DISABILITY, 33

TERM AND NOTICE OF TERMINATION, 50
TIME STUDY RATES, 47
UNION DUTIES OF UNION REPRESENTATIVES, 42
UNION BUSINESS OR ACTIVITIES ON COMPANY TIME OR PREMISES, 41
UNION SHOP, 7
UPGRADING, 31
VACATION PAYMENT, 19
VACATION YEAR, 19
VACATION POLICY, 18
VACATION PAYMENT TO EMPLOYEES ON PAYROLL, 21
VACATION SEASON, 19
WAGE APPENDIX, 62
WAGE RATES FOR NEW OR CHANGED OCCUPATIONAL CLASSIFICATIONS, 11
WAGE RATES, 10
WAGES, 8
WAIVER, 49
WORK OUT OF CLASSIFICATION, 11
WORK WEEK, 46

                                    AGREEMENT

Agreement, entered into this 1st day of July, 1996 between Harris Corporation, hereinafter referred to as the Company, and Local Union No. 1907, International Brotherhood of Electrical Workers, AFL-CIO, hereinafter referred to as the Union, with respect to the bargaining unit composed of production and maintenance employees at the Company's plant in Findlay, Ohio.

                                BASIC PRINCIPLES

The Union representing the employees of the Company and the Company desire to establish and maintain, through harmonious cooperation, a standard of conditions and procedures to provide orderly collective bargaining relations, prompt and equitable disposition of grievances, and fair wages, hours and working conditions for the employees covered by this Agreement.



                                   ARTICLE I
                                  RECOGNITION

1.01 RECOGNITION

The Company recognizes the Union as the sole and exclusive bargaining representative for all Production and Maintenance employees, and warehousing employees, at the Findlay, Ohio plants of the Company, located in Hancock County, excluding office employees, technical employees, executive employees and administrative employees, guards, professional employees and all supervisors as defined in the National Labor Relations Act, as amended.

                                   ARTICLE II
                              RECOGNITION OF RIGHTS

2.01 RIGHTS AND FUNCTIONS OF MANAGEMENT

Except as otherwise expressly limited by the provisions of this Agreement, the Company shall retain all its rights and functions of ownership or management, including the right to manage the plants and direct the working forces, to hire new employees and to discipline or discharge employees for just cause. Also the right to lay off employees for lack of work or other legitimate reason, to make such reasonable rules and regulations relating to the conduct of its employees as it considered necessary or advisable for the orderly and efficient conduct of its business, and to require employees to observe such rules and regulations.

It is further agreed that the right to determine the number and location of its plants, the products to be manufactured, the tools, equipment, schedules of production and the methods or processes in connection with manufacturing, shall be vested exclusively in the Company.

The enumeration of management rights and functions herein shall not be deemed to exclude other rights or functions of management not so enumerated, nor in any way be prejudicial to the rights, duties and responsibilities of the Union, as the collective bargaining representative of the employees to whom this Agreement applies, to process grievances, disputes or differences as to the interpretation or application of any provision of this Agreement, except that management rights vested exclusively in the Company shall be arbitrable only to the extent that they are abridged by provisions in said Agreements.

2.02 STRIKES, LOCKOUTS & INTERRUPTION OF WORK

There shall be no strike, work stoppage, slowdown, sit-down, refusal to handle merchandise, refusal to work, boycott, or picketing by the Union or its representatives or members, or lockout on the part of the Company during the term of this Agreement; unless and until all Steps of the Grievance Procedure, including Arbitration, shall have been employed and one of the Parties hereto fails or refuses to comply promptly with any final decision made against such Party thereunder, provided, however, that a member of the Union may refuse to enter upon the premises of any employer if the employee's of such employer are engaged in a primary strike ratified or approved by a representative of such employees whom such employer is required to recognize under the Labor Management Relations Act of 1947.

If a strike should occur, salaried employees, guards and other plant protection and the regularly scheduled Plant Service Mechanic shall be permitted to perform their respective functions without interference by the Union or its members. The Company shall have the right to request the service of Plant Maintenance employees in the event of emergency situations. The request will be made of the Union President or his/her designated representative and such requests will be duly considered in order to protect the assets of the plant and its operating environment based on a plan mutually agreed upon for such purpose by the Company and the Union.

In consideration of this Agreement, the Union agrees not to sue the Company, its officers, or representatives, and the Company agrees not to sue the Union, its officers, agents, or members for any labor matters in any curt of law or equity.

2.03 NOTIFICATION AS TO RULES

Prior to their inauguration, the Company will consult with the Union concerning rules affecting this Agreement or the general welfare and working Relationship of employees represented by the Union. The employees involved will be informed in advance of any new rules or changes in rules.

                                  ARTICLE III
                                 UNION SECURITY

3.01 UNION SHOP

It shall be a condition of employment that all employees of the employer covered by this Agreement who are members of the Union in good standing on the effective date of this Agreement shall remain members in good standing and those who are not members on the effective date of this Agreement shall on the thirtieth
(30th) calendar day following the effective date of this Agreement become and remain members in good standing of the Union.

It shall also be a condition of employment that all employees covered by this Agreement and hired on or after its effective date shall on the thirtieth (30th) calendar day following the beginning of such employment become and remain members in good standing of the Union.

This provision shall not apply if prohibited by any local, State, or Federal law, and if so prohibited it shall apply whenever the law is changed so that it may be effective.

3.02 CHECK OFF

Upon receipt of an employee's written authorization which shall not be revocable for more than one year or beyond the termination date of this Agreement, whichever occurs sooner, the Company shall deduct from such employee's wages the Union dues and remit them monthly to the duly authorized representative of the Union, together with a list of names of the employees from whose pay deductions were made.

Within thirty (30) days after receipt of a written authorization from the employee, the Company will deduct an amount equal to the reasonable initiation fee uniformly required as a condition of acquiring membership in the Union and will remit said amount to the duly authorized representative of the Union, together with a list of the names of the employees from whose wages such deductions were made.

The Union agrees to hold the Company free from all liability in connection with dues and/or initiation fee collection except for ordinary diligence and care in transmittal of the monies to the Union, and further agrees that the Company will not be required to deduct from an employee's wages both Union dues and initiation fees in the same month.

3.03 PROVISION AGAINST DISCRIMINATION, INTIMIDATION AND COERCION

There shall be no discrimination, intimidation or coercion by the Company or by the Union against any employee because of sex, race, color, national origin, creed, age, handicap, veteran's status, or because of Union activity or membership.

                                   ARTICLE IV
                             GENERAL WAGE PROVISIONS

4.01 WAGES

     A. All employees covered by this Agreement shall be granted a general increase to be effective February 1, 1997 equal to two (2%) of the applicable straight time hourly wage rate. A second general increase will be granted on February 1, 1998 equal to three (3%) of the applicable straight time hourly wage rate. A third general increase will be granted February 1, 1999 equal to three (3%) of the applicable straight time hourly wage rate. A fourth general increase will be granted on February 1, 2000 equal to three (3%) of the applicable straight time hourly wage rate. Effective February 1, 1997, the maximum occupational wage rates shall be as follows:

Labor
Grade                    Occupation/Title                                Wage
-----                    ----------------                                ----
1                        Laborer-Cleaner                                 11.69
2                        Manufacturing Operator                          11.74
3                        Manufacturing Support                           12.23
6                        Manufacturing Maint. Support                    13.02
8                        Plant Maint. Mechanic A                         14.56
                         Plant Services Mechanic                         14.56
9                        Plant Electrician A                             14.80
10                       Elec. Equip. Elect. A                           15.46
11                       Tool and Die Maker                              16.25
12                       Equipment Specialist                            16.71


     B. Special lump sum bonus will be granted to eligible employees on the following dates:

July 1, 1996........................ One-Thousand Dollars ($1,000.00).

July 1, 1997........................ Two (2%) of qualified earnings.

July 1, 1998........................ Three (3%) of qualified earnings.

July 1, 1999........................ Three (3%) of qualified earnings.

Employees on the payroll who are eligible for the special lump sum bonus will receive such bonus on or before the end of the second full pay period of July.

     1. Qualified earnings are those earnings received during the period from:
July 1, 1996 to and including June 30, 1997 (for July 1, 1997). July 1, 1997 to and including June 30, 1998 (for July 1, 1998). July 1, 1998 to and including June 30, 1999 (for July 1, 1999).

     2. Qualified earnings include straight time, overtime, night shift premium, holiday, vacation, bereavement, military differential, jury duty and witness, personal/sick, show-up and call-in, Company-Union contract administration lost time and dispensary visit lost time pay. Any other earnings, including special one time payments received by eligible employees from the Company or third party payers are excluded.

     3. Eligible employees are those regular employees on active payroll on each of the dates specified. Regular employees not on payroll by reason of layoff or approved Leave of Absence on each date will receive a Special Bonus Payment provided they return to active payroll with unbroken continuous service credit before the date of the next bonus payment or in the case of the 7-1-99 payment on or before 7-1-2000. Probationary employees on active payroll on each of these dates will be granted the respective special bonus payment, provided they subsequently acquire seniority.

     4. Employees hired into labor grades 1 through 6 will be paid the percentages shown below of the minimum or start rate of the applicable labor grade in accordance with the following schedule:

From                        But Less Than                 Percentage
----                        -------------                 ----------
Hire Date                   6 months                             80%
6 months                    12 months                            85%
12 months                   18 months                            90%
18 months                   24 months                            95%
24 months                                                       100%

After twenty-four (24) months, such employees will receive further increases to the maximum wage rate in accordance with the labor grade progression schedules of the applicable Wage Rate Schedule. The minimum or start rate of the applicable labor grade shall be that in effect on February 1, 1997, and shall not be increased during the term of this Agreement.

4.02 WAGE RATES

The wage rates for employees covered by this Agreement shall be as set forth in Wage Rate Schedules to be attached to and made a part of this agreement.

4.03 NIGHT SHIFT PREMIUM

A wage differential of 10% of the applicable hourly wage rate shall be paid to all employees who work on recognized night shifts.

4.04 SHOW-UP AND CALL-IN PAY

An employee (a) reporting for work, in the absence of a notice not to report by the Company via telephone at least two (2) hours prior to the employee's scheduled starting time, or (b) an employee reporting for work who has been called in for an emergency, shall be guaranteed a minimum of four (4) hours at the applicable rate. An employee (c) who works more than four (4) hours of the employee's established shift, in the absence of notice not to work, shall be guaranteed the applicable rate for the regularly scheduled number of hours in such established shift, or eight (8) hours, whichever is the lesser. In such an event, if work is not available in the employee's classification, the employee may be assigned work in another classification where work of a similar nature is available, at the employee's regular base rate of pay, by agreement with the appropriate Union representative. Provided, however, this paragraph shall not apply to employees under (a) and (c) above where general disaster, fire, power failure, explosion or bombing cause damage which makes it impossible to resume work in the section in which such employee works. The foregoing provisions of the paragraph also apply to an employee who is scheduled to work and reports on the employee's scheduled days off.

4.05 WAGE RATES FOR NEW OR CHANGED OCCUPATIONAL CLASSIFICATIONS

In the event the Company desires to establish new occupational classifications or change existing occupational classifications the hourly rates applicable thereto shall be determined by negotiation between the Company and the Union.

Production shall not be delayed through failure to immediately agree upon hourly rates applicable to any new or changed occupational classification. In such cases, pending the results of negotiations, the Company will establish the occupational classification and the Company-proposed hourly rate applicable thereto and shall place such occupational classification and such hourly rates into effect. Negotiated rates finally established which are higher than the Company-proposed rates will be paid retroactive to the date of the start of the occupation. The Company will supply the Union, seven (7) days prior to such negotiations, with the occupational classification number, occupational classification title and the job description pertaining thereto.

In the event that the local plant management and the Union cannot agree upon a final rate for any new or changed occupational classification within fifteen
(15) calendar days after such occupation is established, the matter may be referred to the grievance procedure. If such representatives fail to reach agreement, either party may refer the matter to arbitration in accordance with
Article XI. However, the authority of the arbitrator shall be limited to selecting the final wage position of either the Company or the Union for implementation.

4.06 WORK OUT OF CLASSIFICATION

If, because of production requirements, it is necessary for an employee to work out of classification, such employee will not be worked out of classification:
(a) for more than five (5) consecutive working days without having their occupational classification changed unless an extension is mutually agreed upon, or (b) for less than eight (8) hours in any one (1) day. During the period when an employee may work out of his/her regular classification, the employee will be paid as follows:

     A. If an employee works in a higher classification, the employee will be paid the maximum hourly wage rate for that classification.

     B. If an employee works in a lower classification, the employee shall continue to receive the same hourly wage rate that the employee would have received had the employee continued on the employee's regular occupational classification.


                                   ARTICLE V
                               HOURS AND OVERTIME

5.01

The "regular work week" for all employees covered by this Agreement shall be forth (40) hours, Monday through Friday, not to exceed eight (8) hours in any one day of twenty-four (24) hours; except for such employees as are engaged in continuous operations, or any night shifts terminating on Saturday or holiday mornings, or beginning on Sunday night whose normal work week shall be five (5) consecutive days, not to exceed eight (8) hours in any one day of twenty-four
(24) hours, and, except for employees assigned to the compressed work week. Continuous shift operations will be established only upon agreement between the Company and the Union.

5.02 DEFINITION OF TERMS

     A. "Regular Work Week" The "regular work week" for all employees shall begin at 12:00 o'clock midnight Sunday and end at 12:00 o'clock midnight the following Sunday night (i.e., seven (7) consecutive "calendar days," Monday to Sunday, inclusive).

     B. "Compressed Work Week"

     A "compressed work week" shall be scheduled in advance. Employees assigned to the "compressed work week" shall be scheduled to work twelve (12) consecutive hours on his/her regular work day.

     C. "Regular Work Day"

     For the determination of daily overtime, the "regular work day" shall be twenty-four (24) consecutive hours, commencing with the starting time of any shift; except that this determination shall not carry over from one "regular work week." In all cases, therefore, the starting time of the Monday "regular shift" shall be the start of the "regular work day" even though it may fall within the "regular work day" of Sunday, the last day of the previous work week.

     D. "Calendar Day"

     For the determination of overtime worked in the "regular work week," on "scheduled days off," and on holidays, the "calendar day" (i.e. from 12:00 o'clock midnight to 12:00 midnight twenty-four (24) consecutive hours) shall be used, and hours work on a shift starting in the "calendar day" shall be counted as worked in such calendar day.

     E. "Regular Shift"

     A "regular shift" shall be scheduled in advance, and shall consist of a specified number of consecutive hours, exclusive of meal periods of not less than one-half (1/2) hour or more than one (1) hour each. The "regular shift" will normally be eight (8) hours, exclusive of one meal period, and no employee shall be required to work more than six (6) hours without a meal period.

     F. "Scheduled Days Off"

     A "scheduled day off" shall be a "calendar day" during which no "regular shift" is scheduled to start for the employee.

     G. "Night Shift"

     The term "night shift" shall mean any shift starting at or after 1:00 p.m. and before 6:00 a.m. A shift starting at or after 1:00 p.m. and ending at or before 6:30 p.m. shall not be considered a "night shift."

     The time that an employee reports to work or leaves before or after his/her "regular shift" will not determine whether a "night shift" has been worked.

5.03 SCHEDULED DAYS OFF

The employee's "scheduled days off" shall be consecutive and scheduled in advance.

5.04 NORMAL WORK SCHEDULES

     A. The regular work schedule shall consist of five (5) regular work days in each "regular work week." The two (2) days on which work is not regularly scheduled (normally Saturday and Sunday) shall be "scheduled days off.

     B. The "Compressed Work Week" will consist of four (4) 12-hour shifts

     1. Work four (4) consecutive days and will be off the following four (4) consecutive days.

     2. Work two (2) days followed by three (3) days off followed by two (2) days worked followed by two (2) days off followed by three (3) days worked followed by two (2) days off. This schedule will provide alternating weekends as scheduled days off.

     Employees working such shifts will receive three (3) ten minute paid rest periods. Employees working such shift shall also receive one (1) 30 minute unpaid lunch period during each complete shift (with exception of Plant Service Mechanics who receive a paid lunch period).

     3. Payment for daily hours worked will be as follows: The first eight (8) hours will be paid at straight time; the next three (3) hours will be paid at time and one-half; and the final one half hour will be paid at double time.

     4. Overtime payment for work on scheduled days off will be as follows for the CWW schedule described in paragraph 1 of 5.04 B above: either of the first two scheduled days off which are worked will be paid at time and one-half up to a total of 11 hours per day and double time will be paid beyond that. Work performed on either of the third or fourth scheduled days off will be paid at double time if the first and second scheduled days off were worked. In any event, the first two days worked on scheduled days off will be paid at time and one-half up to 11 hours per day and double time will be paid for all hours worked thereafter.

     Overtime payment for work on scheduled days off will be as follows for the CWW schedule described in paragraph 2 of 5.04 B above: Either of the first two scheduled days off during the regular work week which are worked will be paid at time and one-half up to a total of 11 hours per day and double time will be paid beyond that. Work performed on either the third or fourth scheduled days off during the regular work week will be paid at double time if the first and second scheduled days off during the regular work week were worked. In any event, the first two days worked on scheduled days off during the regular work week will be paid at time and one-half up to eleven hours a day and double time will be paid for all hours worked thereafter.

     5. Work performed on holidays will be paid in accordance with current practice. However, an employee working on a scheduled day off which qualifies for double time and where such day is a designated holiday, said employee will be paid 3X for all hours worked and will receive no holiday pay. Said employee who works less than the number of hours in his/her regular shift shall be paid, in addition to 3X for all hours worked, his/her straight time hourly base rate for the difference between the hours worked in the regular shift and the number of hours worked on the holiday.

     6. Payment for holiday, bereavement, military differential, jury duty and witness, and personal/sick days will be eleven and one-half (11 1/2) hours times the employee's applicable hourly base rate.

     7. Vacation may be scheduled for plant shutdown or by individual days or weeks off. Five (5) days of vacation for each eligible week will be allowed when vacations of less than four (4) consecutive work days are taken. A vacation of four (4) consecutive work days will equal one (1) full week. Scheduled days off which fall during a vacation period will not be counted as vacation days.

     8. Consistent with current practices employees working such compressed work week shifts will be entitled to the same life insurance, temporary disability insurance or long term disability insurance benefits as employees working eight
(8) hour shifts.

     9. When fifty-five percent (55%) of those employees who have a seniority date earlier than January 1, 1986 are assigned to CWW, no additional employees hired before January 1, 1986 may be involuntarily assigned to the Compressed Work Week Schedule.

     10. When a CWW schedule is established in a new area, up to fifty-percent (50%) of those employees hired prior to 1-1-86 will be given the opportunity to "bump" less senior employees in their occupation on another shift.

     11. Unless otherwise mutually agreed, items relating to CWW not enumerated herein will be resolved by application of current practice.

     12. Employees assigned to CWW will celebrate designated holidays on the calendar day of occurrence.

     13. Employees may submit a shift preference to CWW shifts A, B, C. D.

5.05 OVERTIME PAYMENT FOR THE REGULAR WORK WEEK

Whenever more than eleven (11) consecutive hours are worked, whether they include hours before or after a regular shift or extend into another workday, pay will be computed as follows:

     A. Eight (8) hours at straight time. Three (3) hours at time and a half (1-1/2). All additional hours which are worked consecutively at double time.

     B. Consecutive hours worked during the first scheduled day off will be computed as follows: Up to eleven (11) hours at time and a half (1-1/2). All consecutive hours over eleven (11) at double time.

     C. All hours worked during the second scheduled day off will be computed at double time.

The determination of first and second days off shall depend upon the chronological order of occurrence of the two scheduled days off as they are established within the "regular work week."

In all cases payment of overtime shall be at least equal to the overtime payment required under the Fair Labor Standards Act and the Walsh-Healey Act.

5.06 OVERTIME PREFERENCE

So far as practicable and consistent with efficient operations, overtime will be assigned in accordance with the following:

     A. Preference in the assignment of overtime shall be given to employees on the basis of seniority, in accordance with arrangements made between the parties for application of this paragraph.

     B. Employees who will be scheduled to work on the first scheduled day off will be so advised two (2) days prior to the scheduled overtime, whenever possible.

     C. In the event emergency overtime occurs and an employee must be called in, employees who cannot be contacted personally by telephone may be by-passed.

     D. When overtime work is required in a particular occupational classification and the Company is unable to fulfill its requirements with employees in such occupational classification, the Company will determine the occupational classification from which employees will be selected for such overtime work. All employees in the selected occupational classification, who possess the skill and ability to perform the work as determined by the Company, in order of seniority, will be given the opportunity to work the required overtime before the Company selects another occupational classification.

     E. In order to provide Union representation when overtime is worked by three or more employees in any group within the Steward's zone of jurisdiction, the Steward for that group will be offered work if there is work available and they are capable of performing such work in their classification. The Chief Stewards shall be offered overtime for available work which they are capable of performing in their occupational classification if there are one hundred (100) or more employees working overtime within their jurisdiction.

5.07 DETERMINATION OF OVERTIME AND HOURS WORKED

Overtime hours worked will be determined as follows:

     A. Daily Overtime

        1. Hours worked in excess of eight (8) hours in any one "regular work day."
        2. Hours worked before or after a "regular shift."

     B. Overtime on "Scheduled Days Off"

     1. All hours worked on shifts starting on the "scheduled days off" will be counted as overtime hours.

     2. When an employee works beyond his/her "regular shift" and thereby works into the next "calendar day," such excess hours will not be regarded as an additional day worked, provided however, that if an employee so continues to work into one of their "scheduled days off" to the extent of one-half of their "regular shift" or is called back to work on one of their "scheduled days off," the "scheduled day off" will be counted as worked.

5.08 COMPUTATION OF OVERTIME PAYMENT

Payment for overtime hours worked (determined in accordance with Paragraph 5.07 above) shall be computed at the following rates:

     A. Daily Overtime -- At time and one-half for all hours worked in excess of the "regular shift" in any one "regular work day." When more than eleven (11) hours are worked in a "regular work day," double time shall be paid for such of said hours worked as are in excess of eleven (11).

     B. First "Scheduled Day Off" in the "Regular work Week" at time and one-half time for the first eleven (11) hours worked and double time for hours worked in excess of eleven (11) hours.

     C. Second "Scheduled Day Off" in the "Regular Work Week," at double time.

     NOTE: (With reference to B. and C. above). In any case, the determination of "first" or "second scheduled days off" shall depend upon the chronological order of occurrence of the two (2) "Scheduled Days Off" as they are established within the "regular work week."

5.09 SHIFT CHANGES AND NOTICE

Subject to the provisions of Paragraph 5.07, A.2. of this Agreement, the Company shall be free to establish the starting and quitting time for any job upon notice to the appropriate steward and the employees affected. Prior to any changes in regular shifts being made effective, the matter of such changes will be discussed by the Company representatives with the appropriate Union representatives.

In establishing schedules of work for compressed work week employees, the Union and the Company recognize the practical impossibility of providing Saturday and Sunday as "scheduled days off" on a regular basis.

The Company agrees that it will exercise care in arranging schedules of work of such employees in order to reduce to a minimum the occasions where an employee works beyond five (5) days without a "scheduled day off."

                                   ARTICLE VI
                                    VACATION

6.01 VACATION POLICY

It is the policy of the Company to grant a vacation to employees annually as herein provided. Vacations will be granted so far as possible, at the time most desired by the employees; but, the Company has the right to ensure orderly and efficient operations.

Employees entitled to vacation shall signify to the Company their choice of time for Vacation by January 31st. The selection of the time for Vacation will be granted on the basis of the continuous service credit of the employee, provided that the number of employees in an occupational classification within any department who will be granted such Vacation at the same time is consistent with efficient and orderly operations.

Notices will be posted by the Company 90 days in advance of the optional vacation/shutdown periods. The Company may have two optional vacation/shutdown periods: 5 consecutive days from May 1 to September 30, and 5 consecutive days outside of the May 1 to September 30 time frame. Employee has option to use vacation or not for these vacation/shutdown periods.

Employees who have not exhausted their vacation by March 31 will be allowed to carry over 5 days or less into the next vacation year to be used by September 30 of the next vacation year.

6.02 VACATION YEAR

The Vacation Year which shall be used in computing the amount of Vacation time and payment shall be from April 1st to March 31st, both inclusive, of each year in which this Agreement continues in effect.

6.03 VACATION SEASON

The Vacation Season in which Vacations will be granted and the Vacation Payments herein provided for will be paid, shall be from April 1st to March 31st, both inclusive, of each year in which this Agreement continues in effect. An employee shall take the Vacation to which entitled, unless it is otherwise agreed between the Company and the Union.

6.04 VACATION PAYMENT

     A. Each employee who at the close of the Vacation Year has not less than six (6) months of continuous service credit shall receive Vacation and Vacation Payment in accordance with the following schedule:

FROM                        BUT LESS THAN          VACATION        VAC. PYMNT
----                        -------------          --------        ----------
6 Months                        2 Years             1 Week            2.0%
2 Years                         3 Years             2 Weeks           3.2%
3 Years                         4 Years             2 Weeks           3.6%
4 Years                         5 Years             2 Weeks           4.0%
5 Years                         6 Years             2 Weeks           4.2%
6 Years                         7 Years             2 Weeks           4.4%
7 Years                        15 Years             3 Weeks           6.0%
15 Years                       20 Years             4 Weeks           8.0%
20 Years and over                                   5 Weeks          10.0%


     The Vacation Payment shall be computed upon the above indicated percentage of the employee's total earnings during the Vacation year.

     B. The Company will make up the difference in Vacation Payment from that received by any veteran reemployed during the period from October 1 of the Vacation Year currently applicable to Vacation and Vacation Payment and September 30 of the immediately succeeding Vacation year, under the normal Vacation Policy and that which the employee would have received, assuming the employee was on the payroll for an entire twelve (12) month period. This payment is to be made on the basis of the veteran's hourly rate as of September 30 in accordance with the following schedule:

FROM                                  BUT LESS THAN                    PAYMENT
----                                  -------------                    -------
6 Months                                2 Years                       40 Hours
2 Years                                 3 Years                       56 Hours
3 Years                                 4 Years                       72 Hours
4 Years                                 5 Years                       80 Hours
5 Years                                 6 Years                       84 Hours
6 Years                                 7 Years                       88 Hours
7 Years                                 8 Years                       96 Hours
8 Years                                 9 Years                       104 Hours
9 Years                                10 Years                       112 Hours
10 Years and over                                                     120 Hours

     C. Any employee who has been on the active payroll for at least six (6) months and who is thereafter terminated, granted a leave of absence or laid off due to lack of work shall be entitled to a Vacation payment for that portion of the Vacation Year in which the employee is terminated, granted a leave of absence or laid off at the rate applicable as of the date of such termination, leave of absence or layoff.

6.05 SPECIAL RULES GOVERNING VACATION PAYMENT

In no case will the length or the amount of Vacation payment be allowed or calculated upon an anticipated basis. Paid holidays occurring during any employee's Vacation shall not be counted as part of the employee's Vacation time. With the consent of the Company, Vacation time may be taken in one-half (1/2) day increments.

6.06 VACATION PAYMENT TO EMPLOYEES ON PAYROLL

Employees on the payroll who are eligible for a Vacation payment will receive such payment on or before the end of the second full pay period of April. At the request of the employee, the Company will make pro rata payments in the pay period the Vacation is taken. Any remaining vacation pay will be paid prior to March 31st. The Company will provide each employee with the gross payroll number used to compute the employee's vacation earnings for the Vacation Year.



                                  ARTICLE VII
                                    HOLIDAYS

7.01 DESIGNATED HOLIDAYS

The following holidays shall apply to all employees covered by this Agreement:
New Year's Day, Good Friday, the Monday after Easter, Memorial Day, Fourth of July, Labor Day, Thanksgiving Day, Friday after Thanksgiving, Christmas and the second half of the regularly scheduled shift on each of the last work days in the employee's normal work schedule immediately preceding the Christmas and New Year's Holidays.

7.02 HOLIDAY PAY

     A. The Company shall pay employees for each of the designated holidays at their straight time hourly base rate for the number of hours, per day, for which they are regularly scheduled to work during the work week in which the holiday occurs. Employees who are required to work on any one of the designated holidays shall be paid double time and one-half for all hours worked and shall receive no holiday pay as such, except that employees who work less than the number of hours in their regular shift shall be paid, in addition to double time and one-half of all hours worked, their straight time hourly base rate for the difference between the number of hours in their regular shift and the hours worked on the holiday.

     An employee who is on jury duty, appearing as a subpoenaed witness in court or on non-war military duty shall receive holiday pay in accordance with this paragraph instead of either of the differential payments provided for in paragraph 10.05 and 10.06. When any of the holidays provided for in Paragraph
7.01 falls on Sunday, the Company shall grant the following Monday as the holiday and when a holiday provided for in Paragraph 7.01 falls on Saturday, the Company shall grant the preceding Friday as the holiday, except as provided in Paragraph 5.04, B.12.

     B. Employees who are on payroll during the work week in which any of the designated holidays fall shall be paid for time not worked on such holiday at the applicable straight time hourly rate for the number of hours for which they are regularly scheduled during the days of that week, provided the employee works one scheduled work day in the work week in which the holiday occurs, and, in addition, the employee is on the payroll when the holiday occurs. Employees who are scheduled to work on a designated holiday and who do not report for work shall receive no pay for that holiday, unless a four hour notice is given or a documented emergency arises that prevents the employees from reporting to work. Employees on approved absence of layoff of not more than two (2) weeks, or on approved vacations, will be paid for holidays not worked. Employees on approved absence or layoff of more than two (2) weeks will not be paid holiday pay for hours not worked. Premiums shall not be applied to the base rate for the purpose of determining the holiday pay.


                                  ARTICLE VIII
                            CONTINUOUS SERVICE CREDIT

8.01 ACQUISITION OF CONTINUOUS SERVICE CREDIT

The principle of continuity of service is recognized in accordance with and subject to the provisions of this Agreement. Each employee shall have continuous service credit with the Company dating from the first date of unbroken service in a classification of work covered by this Agreement.

8.02 CONTINUITY OF SERVICE

The continuous service credit and seniority of an employee will be broken under the following conditions, and when so broken such employee shall be for all purposes considered a new employee if and when rehired:

     A. Resignation or other voluntary termination of employment.

     B. Discharge for just cause.

     C. Absence in excess of three (3) consecutive regularly scheduled working days without notice, either by telephone or written message by messenger to the Human Resources Department, unless satisfactory evidence of inability to so report is shown.

     D. Absence in excess of five (5) consecutive regularly scheduled working days without a formal leave of absence, unless satisfactory evidence of inability to apply for it is shown.

     E. A pattern of unauthorized absence after the time limit of an authorized vacation or an approved absence, unless satisfactory evidence of inability to report for work is shown.

     F. Failure to report to work after layoff within fourteen (14) calendar days after the Company gives the employee written notice to return to such work and failure to notify the Company of intention to return to work within five (5) calendar days after such notice is given. such notice shall be deemed to have been sufficiently given if sent to the employee by registered or certified mail addressed to the last address furnished to the Human Resources Department of the Company.

     G. Layoff without recall to work within five (5) years from the date of such layoff.

8.03 RESTORATION OF BROKEN SERVICE

An employee whose continuous service credit is broken as the result of not being recalled to work after a layoff from the Bargaining Unit, who is subsequently reemployed in the Bargaining Unit, shall be credited with the continuous service credit accrued at the time of the layoff that caused the most recent break in the employee's continuous service credit provided such employee accumulates three (3) years of unbroken continuous service credit after being reemployed. Upon accumulating three (3) years of unbroken continuous service credit after reemployment, the employee's continuous service credit shall thereupon be recomputed and such recomputed continuous service credit of the employee shall apply to the following benefits:

                  (1)      Personal/Sick Pay;
                  (2)      Vacation;
                  (3)      Service Awards;
                  (4)      Layoff Allowance.

Any period between the date an employee was removed from payroll and the date such employee was reemployed shall not be included in any recomputation of continuous service credit. In addition, the provisions of Paragraph 9.01, shall not be applicable after the recomputation of the employee's continuous service credit so that the employee's seniority shall date only from the employee's most recent date of reemployment.

                                   ARTICLE IX
                                    SENIORITY

9.01 SENIORITY POLICY

The Company and the Union accept the principle of employee seniority based upon continuous service credit from the first date of the employee's unbroken continuous service in a classification of work covered by this Agreement. Employees shall have seniority privileges as provided for in the following paragraphs.

9.02 HOW SENIORITY IS ACQUIRED

Each new employee hired shall be a probationary employee and shall not have seniority until the end of a probationary period of ninety (90) days. Upon the completion of the probationary period, the employee shall be considered as a regular employee and shall have seniority from date of hire. When thus established, such seniority will equal the employee's continuous service credit. There shall be no requirement that the Company reinstate or rehire probationary employees if they are discharged during their probationary period.

9.03 SENIORITY PRIVILEGES

After completion of the applicable probationary period with the company, each employee shall have seniority in the occupational classification in which the employee is then working. When thus established, such seniority shall equal the employee's total continuous service credit with the Company.

After having established seniority, the employee, if transferred to a different occupational classification, shall retain seniority in the occupational classification from which the employee was transferred. After the employee has worked in such different occupational classification for a period of thirty (30) days in labor Grade 7 or below or sixty (60) days in Labor Grade 8 or above, the employee's seniority therein shall equal the employee's total continuous service credit with the Company, and the employee shall continue to accumulate seniority in the occupational classification in which the employee is then working and in all other occupational classifications in which the employee has previously established seniority.

An employee who is transferred to a different classification due to layoff shall immediately have all seniority rights in that classification equal to the employee's total continuous service credit and shall continue to accumulate seniority in the classification from which the employee was laid off and all other classifications in which the employee has established seniority. When two or more employees otherwise would have identical seniority within a classification, seniority rank will be determined by alphabetical order of last names, a name commencing with "A" being the more senior. Once established in this manner seniority rank shall not be altered by subsequent name changes. This procedure shall apply in all determinations of seniority.

If, at the time of layoff or recall, an employee refused to take a job in a lower labor grade than that of the occupation from which the employee was laid off, the employee shall retain, but shall not accumulate, established seniority, and shall be considered for recall only in an occupation within the same labor grade as that of the occupation from which the employee was laid off.

9.04 LAYOFF

When layoff is necessary it shall be made in the following manner.

     A. Probationary employees, as defined in Section 9.02 shall be laid off first and will be replaced by employees having the last seniority in the particular occupational classification affected by the layoff. If further layoffs are necessary, such layoffs shall be made by continuous service credit. An employee with continuous service credit who is subject to layoff under the foregoing shall have the option to exercise all seniority rights in an occupational classification in the same labor grade, or the employee may exercise all seniority rights in the occupational classification in successively lower labor grades on a plant wide basis, provided the employee has the ability, skill and physical capabilities to do the work required.

     B. Employees will be permitted to voluntarily downgrade to the Manufacturing Operator or Laborer Cleaner classification when there is a layoff in their occupational classification based on their seniority, provided the employee possesses the required ability, skill and physical capabilities to do the required work.

     C. No employee may bump another employee in a higher graded classification.

     D. In all cases of layoff, the Company will give not less than two (2) days advance notice of contemplated layoffs of more than one (1) week to the employees affected and to the appropriate steward. Where, however, such notice is not feasible, the Company will notify the employee and such steward affected as promptly as possible and give in lieu of two (2) days' notice, two (2) days' pay, not to exceed eight (8) hours per day, at the employee's straight time hourly base rate.

     E. Upgrades will be honored to fill any openings created by a layoff.

9.05 LAYOFF ALLOWANCE

     A. Regular full time employees will be entitled to layoff allowance in accordance with the provisions of this paragraph when indefinitely laid off for lack of work for a period longer than one regularly scheduled work week.

     B. No employee will be entitled to layoff allowance in cases where such layoff is caused by tornado, fire, flood, explosion, bombing or earthquake causing damages in the plant which make it impossible to resume work in the section in which such employee works.

     C. No employee will be entitled to layoff allowance who has refused to accept a job in the same or higher labor grade.

     D. The layoff allowance for employees entitled thereto under the provisions of this paragraph, shall be as follows:

     1. All employees that are laid off for lack of work shall be eligible to receive a sum equal to one week's pay for each full year of credited service.

     For the purpose of this provision, a "week's pay" for such eligible employees shall be calculated by multiplying the employee's base rate at the time of layoff times the number of hours in the employee's normal work week, at the time of layoff, up to a maximum of forty (40) hours.

     2. Layoff Allowance will be paid on a weekly basis, until such Layoff Allowance is exhausted.

     3. Benefits received as a regular employee will continue through the Layoff Allowance period. Any required employee contributions will be deducted from the Layoff Allowance, according to the terms of the particular plan or program.

     4. Layoff Allowance will stop upon the earlier of:

          (a) The date of recall
          (b) The date recall is refused, or
          (c) The exhaustion of all Layoff
          Allowance under the program.

     5. Any employee who exhausts his/her layoff allowance as herein provided, and who is subsequently reinstated in employment with the Company shall not again be eligible for additional layoff allowance until accumulating one (1) additional year of unbroken continuous service credit with the Company. Upon establishing one (1) year additional continuous service credit after such reinstatement, the employee shall again be entitled to layoff allowance in accordance with established unbroken continuous service credit with the Company if again laid off under the conditions herein provided.

     6. Any employee who does not exhaust his/her layoff allowance as herein provided, and who is subsequently reinstated in employment with the Company is eligible for the remainder of their original layoff allowance entitlement if place on layoff again within one (1) year of reinstatement. If placed on layoff after one (1) year of reinstatement, paragraph (5) will apply.

9.06 RECALL

For purposes of reinstatement all laid off employees shall be recalled in order of seniority to the highest classification in which they have established seniority, or to any equal or lower classification provided they have the ability, skill and physical capabilities to do the work required.

No new employees will be hired until all such laid off employees have been reinstated as set forth above, if capable of performing the work required.

9.07 TEMPORARY LAYOFF

A temporary layoff is any layoff of five (5) working days or less. When it is necessary to have a temporary layoff, employees without seniority in the occupation who normally perform the job which is being shut down, will be laid off temporarily without regard to other established seniority. If additional employees must be laid off, the least senior employees who normally perform the job which is being shut down will be laid off temporarily without regard to other established seniority; provided that within the thirty-five (35) day period immediately preceding the date of such temporary layoff the employee affected shall not have had more than five (5) working days' (40) hours lost time resulting from temporary layoffs. The said five (5) working days shall be computed from days falling within the employees' normal work schedule.

In the event that work is available in other areas within the plant on the employee's own shift, the Company will continue the practice of giving those employees affected by temporary layoff an opportunity to be assigned to those areas provided the employee has the skill, ability, physical capability and required certification to perform such work. Such assignment will be discussed with the appropriate union representative.

9.08 SENIORITY OF UNION REPRESENTATIVES

As long as there is work available which they are capable of performing, Department Stewards shall hold seniority over all employees in their respective jurisdiction and shift; and Chief Stewards shall hold seniority over all employees in their zones of jurisdiction.

This Paragraph shall apply only in case of layoff and shall not apply to the upgrading provisions of this Agreement. Local Union officers authorized to participate in the administration of this agreement in addition to their established seniority shall hold seniority over all employees and occupations in the same or lower labor grades.

9.09 SHIFT PREFERENCE

Preference for assignment to a designated shift within a classification shall be given to employees with the greatest seniority in that classification. It will be the responsibility of each individual employee to indicate the shift of his/her preference from among those listed by the Company on the preference box prior to 4:00 p.m. on the last Wednesday of March and September. Shift preference requests on file prior to 4:00 p.m. that Wednesday shall be honored in accordance with seniority in April and October. Those employees with greater seniority may exercise shift preference to "bump" employees with less seniority in the same occupational classification. In case vacancies occur on any shift at other than the aforementioned dates, following the application of 9.10, employees with shift preference on file will fill the vacancies.

If a shift is eliminated, senior employees on the shift affected shall have the right to exercise their seniority on remaining shifts.

A Just In Case card will be made available for employees to indicate a primary and secondary shift option. Cards on file prior to 4:00 p.m. on the last Wednesday in March and September will be considered in accordance with seniority in the event an employee is "bumped" from his/her shift by a more senior employee. This move will not be charged as a shift preference.

In October 1996, employees will receive one (1) shift preference and may have a maximum of two (2) shift preferences if one had been carried over from April 1996. In Calendar Year 1997, employees will receive one (1) shift preference (April or October) unless one was carried over from 1996; in which case the employee would be afforded a maximum of two shift preferences. In Calendar Year 1998, employees will receive one (1) shift preference (April or October) unless one was carried over from 1997; in which case the employee would be afforded a maximum of two shift preferences. In Calendar Year 1999, employees will receive one (1) shift preference (April or October) unless one was carried over from 1998; in which case the employee would be afforded a maximum of two shift preferences.

Shift preference cards honored to fill vacancies caused by a layoff will not be charged as a shift preference unless layoffs occur at the same time as the April or October shift preference.

9.10 PLANTWIDE BID

Vacancies declared by the Company as a result of a termination, death, retirement, addition in headcount within an existing area, or long term disability will be posted for Plantwide bid for seven (7) calendar days. The posting will specify the classification, shift, normal performing task(s) and areas.

Areas are defined as: Plant Maintenance, Line Maintenance, Laborer Cleaner, Photo, Diffusion, Thin Film, Etch, Implant, Probe, Calibration Lab, Manufacturing Support, and Manufacturing Maintenance Support. Employees on active status with seniority may submit a bid on a form provided for that purpose.

In labor grades 1-5, bids will be awarded to the senior eligible bidder who meets the physical capacity requirements. Bids for classifications in Labor grade 6 and above will be awarded on the basis of qualifications and seniority . In evaluating the qualifications of bidders, skill and ability tests may be administered. All factors being relatively equal, selection will be made by seniority.

Application shall be made on the bid form no later than 4:00 p.m. on the seventh calendar day of posting. The employee awarded the bid will be transferred no later than the second Monday following the date of the employee's acceptance of the bid.

Employees may be awarded a Plantwide bid once in a rolling 12 month period. An employee awarded a bid will not be charged a shift preference.

Through this process, an employee awarded a bid will be assigned to the normal performing task(s) of the employee being replaced/and will be given a trial period of up to 60 calendar days. Upon successful completion of the trial period, the employee will not be moved from bid job unless seniority warrants (labor load) for a minimum of 12 months. If the bidder is disqualified during the trial period, he/she will be returned to his/her former classification and shift provided he/she has seniority. A disqualified employee may not submit a bid for the same area for 12 months from the date he/she is disqualified.

The original declared vacancy will be filled by the Plantwide bidding procedure. These provisions do not supersede the rights of employees under paragraph 9.03. Vacancies other than those posted for Plantwide bidding will be filled in the following order: shift preference, upgrade, hardship transfers, new hires.

AREAS ARE DEFINED AS:

     1. Plant Maintenance
           Electrician
           Mechanic
           Plant Service Mechanic
           Tool & Die Maker

     2. Line Maintenance
           Equipment Specialist
           MMP's

     3. Photo                     }
     4. Diffusion                 }
     5. Thin Film                 }        Manufacturing Operator
     6. Etch                      }
     7. Implant                   }
     8. Probe
           Manufacturing Operator & Electronic
           Equipment Maintenance
     9. Calibration Lab
           Electronic Equipment Maintenance
    10. Manufacturing Support
           Machine Attendant & Material Prep
    11. Manufacturing Maintenance Support
           Tool Crib & Material Handler
    12. Laborer Cleaner

9.11 SENIORITY LISTS

Every six (6) months, the Company shall make available to representatives of the Union a seniority list, and shall post on the Plant bulletin boards a notice to all employees affected thereby that such list is available. Any employee may contest the accuracy of his/her seniority status, and if error is established, correction will be made.

9.12 UPGRADING

To the extent practicable, the Company will give first consideration for upgrading to employees on active payroll when they meet the necessary qualifications. In upgrading employees to higher rated occupational classifications, the Company will consider seniority as an important factor. Upgrade opportunities will be posted for seven (7) calendar days and the employee awarded the upgrade will be transferred no later than the second Monday following the employee's acceptance of the Company's offer of upgrade unless otherwise mutually agreed. Employees with seniority who have requested upgrading will be selected on the basis of ability, skill, experience, physical capabilities and seniority. These factors being relatively equal, selection will be made by seniority. The Company will consider for upgrade, employees with less than ninety (90) calendar days service, prior to hiring from the outside. In determining the qualifications of employees to be upgraded, skill and ability tests may be given to verify such qualifications.

The Union agrees to recognize such test results as factors in such determination. Any employee who is refused upgrading because of failure to meet the standards required on the tests established by the Company, may request to be retested no sooner than six (6) months after the date they were last tested. However, once an employee fails to meet the standards twice on the test for the same occupation, the employee may not be retested for that occupation, unless the employee has shown suitable evidence that they have obtained additional training which could qualify them for the occupation involved.

9.13 SENIORITY PRIVILEGES, FOR EMPLOYEES WHO ARE TRANSFERRED OUT OF THE BARGAINING UNIT

When an employee has established seniority privileges in an occupational classification within the Bargaining Unit and is or has been thereafter transferred or promoted to another position which is not within the Bargaining Unit, in the event such employee is again restored to a position within the Bargaining Unit only after all employees who are on layoff from that occupational classification are recalled, will then be considered a new hire and establish seniority as of the date they are returned to the Bargaining Unit.

9.14 HARDSHIP TRANSFERS

In the event an employee with seniority has a verifiable medical hardship or other unusual circumstance, the Company will consider the employee's request for a transfer to a vacancy. Such requests will be honored prior to filing the position with an outside hire.

                                   ARTICLE X
                                LEAVES OF ABSENCE

10.01 APPLICATION FOR LEAVES OF ABSENCE

Except for Military Service, no application for a leave of absence will be considered unless it is applied for in writing and on forms to be provided and made available by the Company for that purpose.

10.02 TEMPORARY ABSENCE FOR DISABLING ILLNESS, INJURY OR PREGNANCY RELATED DISABILITY

An employee having thirty (30) days or more of continuous service credit with the company and who shall be found and certified by the plant physician to be unable to perform regularly assigned duties with the Company because of illness, injury or pregnancy related disability, shall receive leave of absence without pay, but with service credit and seniority accumulating while such condition continues. If the disability continues beyond six (6) months, the employee shall receive an additional leave of absence not to exceed an additional six (6) months, without pay, with service credit and seniority accumulating. If the disability continues beyond one (1) year, the employee shall receive additional leaves of absence, without pay, not to exceed six (6) months in the case of any leave of absence, or a total of twelve (12) months, with service credit and seniority accumulating, and at the end of a total period of two (2) years, if the employee has not returned to work, the employee" service credit and seniority will be broken and terminated. An employee absent under such condition shall inform the Human Resource Department immediately upon such occurrence and thereafter keep the Human Resource Department informed monthly, in writing, stating the best estimate of the time when such employee will be able to resume the usual duties. Upon approval and certification by the plant physician that such employee has sufficiently recovered and is physically qualified to return to work and perform the usual duties, the employee will be restored to employment if under normal conditions the employee would have been continued in employment by the Company, except for such sickness or disability. Upon a finding by the plant physician that such employee's physical conditions will enable the employee to return to work, refusal promptly to resume such work, if available, will terminate the employee's service credit and seniority. The Company may at any reasonable time or times require the employee to furnish a physician's statement certifying to the condition. For the purpose of determining the condition and the likely duration of such sickness or disability, a Company selected nurse may interview or a Company selected physician may interview or examine such employee.

10.03 LEAVES OF ABSENCE FOR UNION ACTIVITY

Any member of the Union with at least six (6) months of continuous service credit, shall, on written request of the Union, be granted a leave of absence for Union activity for a one (1) year period. Extensions of one year duration shall be requested and granted on written request of the Union prior to the termination of such leave. Continuity of service and full seniority privileges shall be retained and accumulated during such leaves of absence.

Employees who are on said leave of absence for union business will be eligible to continue life insurance in the amount in effect at the beginning of the leave of absence. Said employees will also be eligible to continue their Long Term Disability (LTD) insurance in accordance with the amount in effect at the beginning of the leave of absence. Life and LTD insurances may increased on the effective date of any subsequent increase to the base wage for the employee's occupational classification. If the employee declines any increase and later elects to increase his or her insurance, evidence of insurability will be required. LTD and Supplemental Life insurances may be continued by remitting the applicable premium in advance.

When the Union activity for which such leaves of absence are granted shall cease, the Union shall immediately notify the Company in writing, and if application is made within ten (10) days thereafter, such Union member will be given reinstatement in the former position, if same still exists, or a comparable position, in accordance with seniority privileges and at the applicable wage rate at the time of return. On written request of the Union, employees shall be entitled to a leave of absence, without pay, to attend Official Regional Conventions of the AFL-CIO or International Conventions of the Union. The number of employees to be granted such leaves of absence shall be discussed between the Company and the Union.

10.04 MILITARY LEAVE OF ABSENCE

A military leave of absence and the relevant terms and conditions will be governed by the Uniformed Services Employment and Re-employment Rights Act.

10.05 AMOUNT OF MILITARY PAY

The Company will pay to an employee who has acquired six (6) months or more continuous service, who is on leave for Military Service, for one month only, military allowance equal to the difference between regular monthly earnings during the last month's employment by the Company and the base rate of compensation for the first month's military service if the first month's military earnings are less than the last month's Harris earnings.

     METHOD OF COMPUTING: Regular monthly earnings for an hourly-rated employee will represent 4-1/3 times the employee's average weekly earnings exclusive of overtime allowances, during the four weeks prior to departure. (The multiplier of 4-1/3 represents the number of weeks in any average month.)

10.06 PAY FOR ANNUAL ACTIVE DUTY FOR TRAINING IN THE UNIFORMED SERVICES

An employee with six (6) months or more continuous service credit who is called for and performs mandatory training will be paid the difference between total military pay, including allowances such as flight pay and submarine pay, for the period served, but not to exceed fourteen (14) calendar days, and the payment that would have been received for the straight-time hours lost from the employee's regular work schedule, but not to exceed ten (10) work days each year, computed at the established hourly base rate or hourly wage rate.

If called for emergency military duty, the employee will be paid the difference between daily military pay, including allowances such as flight pay and submarine pay, and the payment that would have been received for the straight-time hours lost from the employee's regular work schedule, but not to exceed five (5) work days each year, computed at the established hourly base rate or hourly wage rate.

10.07 SHIFT ADMINISTRATORS' LEAVE OF ABSENCE

Employees with thirty (30) days of continuous service credit shall be granted a leave of absence for death in the family, quarantine, marriage, or voluntary service with a Government agency. Leaves of absence may also be granted to employees with such continuous service for other miscellaneous reasons. Application for such approved absence should be made to the Shift Administrator. Shift Administrators are empowered to grant leaves of absences not to exceed fourteen (14) calendar days for reasons other than medical purposes.

10.08 EMPLOYEES RETURNING FROM LEAVE

Employees returning from leaves of absence of six (6) months or less shall be permitted to return to the shift and area in which they were working at the time the leave was granted, provided such employee is more senior than the least senior employee in that occupation working said shift.

10.09 BEREAVEMENT PAY

Employees with thirty (30) calendar days or more of continuous service credit, in the event of death in their immediate families, shall be paid for three (3) days absence during the normal work week at their straight time hourly base rate for the number of hours in the regular shift. Such period of absence must be completed within three (3) working days following the funeral or memorial service. For purposes of this payment, the immediate family includes the following relatives of the employee: Mother, Step-Mother, Father, Step-Father, Sisters, Brothers, Grandparents, Children (including Stepchildren and if living in employee's home, Foster Children), Husband or Wife, Mother-in-Law, Father-in-Law, Sisters-in-Law, Brothers-in-Law, Grandparents-in-Law, Grandchildren, Sons-in-Law and Daughters-in-Law, Step Brothers, and Step Sisters.

10.10 JURY DUTY AND WITNESS PAY

An employee with thirty (30) calendar days or more of continuous service credit who is called for Jury Duty or who is subpoenaed to appear in Court as a witness will be compensated by the Company for the difference between payment received for such compulsory Jury Duty or Court appearance and the payment that would have been received for the straight-time hours thereby required to lose from the employee's normal regular work schedule, computed at the established hourly base rate or hourly wage rate. However, when subpoenaed by a party other than the Company, the employee will not be compensated if the employee, the Company or the Union is a party in the case, or if the employee has any direct interest or financial interest in the case. Differential payment shall be made so long as such Jury Duty or Court appearance continues, only upon presentation of documentary proof of Jury Duty or Court appearance and the payment received therefore.

Continuous service credit and duly established seniority privileges will accumulate during such leaves.

10.11 PERSONAL/SICK PAY

     A. With the approval of the appropriate shift administrator, employees may request and be paid for each half or full day of approved absence. Such payment will be made up to the maximum number of days in any one calendar year, depending upon continuous service credit, set forth as follows:

------------------------------------------------------ -------------------------
Continuous Service                                     Personal/Sick Pay In Any
Credit (As of Dec. 1st)                                One Year
------------------------------------------------------ -------------------------
------------------------------------------------------ -------------------------
2 1/2 Years to 5 Years                                      1 day
------------------------------------------------------ -------------------------
------------------------------------------------------ -------------------------
5 Years to 10 Years                                         2 days
------------------------------------------------------ -------------------------
------------------------------------------------------ -------------------------
10 Years to 15 Years                                        3 days
------------------------------------------------------ -------------------------
------------------------------------------------------ -------------------------
15 Years to 25 Years                                        4 days
------------------------------------------------------ -------------------------
------------------------------------------------------ -------------------------
25 Years and over                                           5 days
------------------------------------------------------ -------------------------

     B. An employee is expected to notify the employee's shift administrator in advance of the employee's absence, whenever possible, to permit arranging for a replacement or rescheduling the work.

     C. Such payment will be made at the employee's straight-time hourly base rate in effect at the time of the absence up to the number of hours in the employee's regular workday. Absences will be charged against such payment allowance in half day units. Days counted are those which fall within the employee's normal work schedule. In case of an employee on a rotating or continuous shift, payment will be made for time lost during the employee's normal work schedule.

     D. Reimbursement for absence will not be made for any day or days for which weekly disability benefits are payable under the Harris Temporary Disability Insurance Plan or under Worker's Compensation nor for which the employee receives any type of monetary benefits from the Company. All eligible employees must work at least one day after November 30th to receive personal/sick pay in that calendar year.

     E. Unused personal/sick pay remaining as of November 30th, up to a maximum of thirty (30) days, may be carried forward to the following year.

     F. Unused personal/sick pay remaining as of November 30, up to a maximum of ten (10) days, may be paid in a lump sum at the request of the employee, if such request is made prior to December 15 of the current year.

     G. All unused personal/sick pay available to an employee will be paid upon the death, retirement or indefinite layoff of such employee. In addition, unused personal/sick pay available to an employee will be paid at the employee's option in the event the employee observes on a regular work day a recognized holiday not designated in Paragraph 7.01, or in the event of temporary down days or a plant shutdown of two (2) days or more duration. In such cases the amount of pay shall be limited to the regular work day(s) lost (excluding designated holidays) which occur during such plant shutdown or undesignated, recognized holiday(s).

     H. Beginning July 1, 1997 and thereafter, all dates marked with an asterisk (*) will change to December 31.

                                   ARTICLE XI
                        COMPLAINT AND GRIEVANCE PROCEDURE

11.01 COMPLAINTS

An employee or employees having a complaint shall have the right to verbally present the same, directly or through the Steward, to the shift administrator. If the complaint is not settled by the end of the next scheduled shift and involves a matter subject to Grievance Procedure, it may be reduced to writing and considered a grievance subject to the grievance procedure.

11.02 DEFINITION OF GRIEVANCE

"Grievance" shall mean, and be limited to, disputes or differences between the Company and Union, or employees so represented, with respect to the interpretation or application of any provision of this Agreement.

11.03 PRESENTATION OF GRIEVANCES

All grievances shall be presented as soon as practicable after the occurrence upon which the same is based, but in no event later than five (5) working days if the same is a Dismissal Grievance, fifteen (15) working days if the same is a Wage Grievance, and fifteen (15) working days if the same is a Grievance arising for any other cause. The failure to submit a grievance within such periods shall constitute a bar to further action thereon. If it is determined under the Grievance Procedure that an adjustment in wages is appropriate, such adjustment shall be applied retroactively to the date of first occurrence, provided that such date is not more than thirty (30) days prior to the date upon which the complaint was presented. Dismissal grievances may be presented at the Third Step and the dismissed employee may be present during all such procedures.

11.04 GRIEVANCE ZONES

For the purpose of efficiently handling complaints and grievances, the various departments of the plant shall be divided into zones as determined through mutual agreement of the parties.

11.05 RESOLUTION OF GRIEVANCES

Unless settled or disposed of in an earlier step, all grievances shall be processed through four (4) steps. Step 4 must be completed within fifteen (15) working days after the matter has been referred to that step. If a grievance is not disposed of in the first four (4) steps of the Grievance Procedure, it may be appealed to arbitration by either party in accord with the arbitration procedure set forth in the following paragraphs.

11.06 GRIEVANCE STEPS AND REPRESENTATIVES OF THE PARTIES THEREIN

A duly presented grievance shall be negotiated in each of the following successive steps between the representatives of the parties specified in each step.

     Step 1. Between the immediate shift administrator and the appropriate Steward. The shift administrator shall give the Steward a written reply to the grievance within two (2) days after the meeting with the Steward. If this reply is unsatisfactory, the Steward may appeal the decision to Step 2, provided such appeal is made within two (2) days after receipt of the Supervisor's reply.

     Step 2. Between the department manager and the Chief Steward, or their designated representatives. The Company representatives shall give his/her written reply within two (2) days after the meeting with the Local Union representative. If this reply is unsatisfactory, the Local Union representative may appeal this reply to Step 3, provided the appeal is made within two (2) days after the receipt of the Company representative's reply.

     Step 3. Between the appropriate Union Grievance Committee, as defined in Paragraph 12.06 and the Company Committee, composed of the Human Resources Manager and/or his/her designated representatives and not to exceed five (5) other Company representative. The aggrieved employee and/or the Steward involved may also be present. The Company Grievance Committee shall make a reply in writing to the grievance not later than seven (7) days after the meeting of the Grievance Committee. If this reply is unsatisfactory, the grievance may be appealed to Step 4, provided such appeal is made within seven (7) days following receipt of the Third step reply.

     Step 4. Between the representatives of the executives of the Company, representatives of the Union and their respective Grievance Committees. An International Representative of the Union may be present at this step.

     Step 5. Any grievance which has not been finally settled or disposed of in accordance with the steps of the Grievance Procedure outlined above may be submitted to Arbitration, within thirty-one (31) days after receipt of the Fourth Step reply, by either Party, under the voluntary arbitration rules provided by the American Arbitration Association, except that the Arbitrator shall be selected as follows: The American Arbitration Association shall submit, as soon as possible, to each of the Parties, duplicate lists of the names of eleven (11) persons qualified to act. The Union and the Company, shall within fifteen (15) days from the receipt of such lists have the right to strike five
(5) of the names from their respective lists and shall indicate the order of preference for the names remaining on such lists. These lists shall be returned to the Association which shall, thereupon, select the Arbitrator from the name or names remaining.

For the purpose of the Grievance Procedure, Saturdays, Sundays, and holidays shall not be counted in computing the due date for any decision or appeal therefrom.

Time limits for grievance meetings at any step may be extended by mutual agreement of both parties in writing.

11.07 COMPANY GRIEVANCE PROCEDURE

If the Company has a grievance arising under the terms of the Agreement, the Human Resources Manager may present the grievance in writing to the President of the Local Union. If the matter is not satisfactorily adjusted between the Human Resources Manager and the President within five (5) working days, it shall be referred to the Executive Committee of the Union for adjustment. If the matter is not satisfactorily adjusted within ten (10) working days by the Executive Committee of the Union, it may be referred to the Grievance Procedure at Step 4.

11.08 ARBITRATION

In arbitration under this Agreement, the Company and the Union agree that the decision or award of the Arbitrator or Arbitration Board shall be final and binding of each of the parties and that they will abide thereby, subject to such laws, rules or regulations as may be applicable. The authority of the Arbitrator or Arbitration Board shall be limited to determining questions, grievances, or disputes which directly involve only the interpretation or application of the provisions of this Agreement. The Arbitrator or Arbitration Board shall have no authority to add to, subtract from, or to change any of the terms of this Agreement, to change an existing wage rate or establish a new wage rate except as provided in Paragraph 4.05.

Each party shall bear the expense of preparing and presenting its own case. The cost of the Arbitrator's services and any other expenses incidental to the arbitration, mutually agreed to in advance, shall be borne equally by the parties.



                                  ARTICLE XII
                     UNION ACTIVITY AND UNION REPRESENTATION

12.01 REPRESENTATION LISTS

The Union agrees to furnish the Company with complete written lists of Chief Stewards, and Stewards and the zones or areas to which their jurisdiction in presenting grievances of complaints is limited. The Company agrees to inform the Union of changes in organization of the supervisory staff at the plant. It is also agreed that the Union will furnish the Company with lists of its duly elected officers and representatives with whom the Company is authorized to deal in the administration of the provisions of this Agreement. The Union and the Company agree to keep such lists correct and current at all times.

12.02 ACCESS TO PLANT

The Company agrees that the authorized Representatives of the Union shall have admission by pass from the Company to the Departments of the Plant at any time during scheduled working hours for the purpose of conducting Union Business authorized by the Agreement and to verify the fact that this Agreement is being observed by the Parties hereto.

12.03 UNION BUSINESS OR ACTIVITIES ON COMPANY TIME OR PREMISES

Except as otherwise specifically agreed, no employee shall engage in any Union or non Company activity or business on Company time, and no employee shall engage in such activity or business on Company premises except during non-working hours of the employee and non-working hours of any other employee involved.

12.04 RECOGNITION OF STEWARDS

There will be one Chief Steward on all recognized shifts. The number of Stewards to be recognized by the Company shall be determined by mutual agreement of the parties. However, at no time shall the total number of such Stewards exceed the proportion of one Steward to each fifty employees represented in the bargaining unit. The Chief Stewards and Stewards shall be employees of the Company and shall be selected by the Union. No employee shall be represented by more than one Steward.

12.05 RECOGNITION OF PRESIDENT OF LOCAL UNION

The Company agrees to recognize the President of the Union, or, in absence, the President's designated representative, in the performance of the duties of the President's office to the employees in the bargaining unit. The designated representative of the President shall be empowered to act as such only when authorized by the President in writing.

12.06 RECOGNITION OF GRIEVANCE COMMITTEE

A Grievance Committee, consisting of not more than five (5) members, shall be employees of the Company and shall be selected by the Local Union. Such Committee shall assist in the administration of this Agreement by participating in the settlement of grievances in the manner set forth in Article XI, and, in connection therewith, shall be accompanied by the President of the Local Union or the President's designated representative, and may be accompanied by a representative of the International Brotherhood of Electrical Workers.

12.07 UNION DUTIES OF UNION REPRESENTATIVES

The duties and activities of the Steward while acting as such in the Plant, shall be limited to the handling of grievances and complaints which arise in the zone which the Steward represents and in accordance with the grievance procedure. Except when they are engaged in the settlement of grievances and complaints under the grievance procedure, all Union representatives shall continue at their regular work in the same manner as other workers. When a Union representative is required to leave his/her regular duties for the orderly and expeditious handling of a grievance, complaint or other recognized Company-Union business, the procedure outlined below will be followed:

     A. The Union representative will notify his/her shift administrator whenever he/she must leave his/her assigned job. If necessary a Union representative shall remain on his/her regular work until a reasonable time is afforded to provide a substitute in his/her place.

     B. When Union representative leaves the area the representative will fill out a time voucher indicating his/her name and reason for leaving.

     C. When entering the area of another shift administrator's responsibility, the Steward will contact the shift administrator before attempting to contact any employee.

     D. When returning to their own area, the Union representative will return his/her voucher to his/her shift administrator and return to his/her regularly assigned duties.

12.08 PAYMENT FOR TIME SPENT HANDLING GRIEVANCES

All Union business and activity shall be on the employee's own time, except time spent solely during the regular scheduled work day on recognized Company-Union business and administration of Agreement by Chief Stewards, adjustment of grievances during the complaint stage by the Steward, and the adjustment of grievances during Steps No. 1, 2, 3 and 4 of the Grievance Procedure by Union representatives.

                                  ARTICLE XIII
                          SAFETY, HEALTH AND INSURANCE

13.01 SAFETY AND HEALTH

The Company will continue to make all reasonable provisions for the safety and health of its employees during hours of employment, and to provide protective devices and other equipment necessary to protect all employees from injury. The Union agrees to cooperate with the Company in assuring conformance to all established safety regulations.

13.02 RETIREMENT AND INSURANCE BENEFITS

Employees covered by this Agreement shall be entitled to participate in and shall be covered by the following Harris Corporation Employee Benefit Plans for Employees Represented by The IBEW, AFL-CIO.

    1.    Retirement Plan
    2.    Employee Stock Purchase Plan
    3.    Medical Plan
    4.    Dental Assistance Plan
    5.    Survivor's Benefits Program and Dependent Life Insurance Program
    6.    Disability Income Plans
          a. Short-Term Disability Income
          b. Long-Term Disability Income

For the term of this Agreement the Company shall have the right to amend or change the foregoing benefit plans at any time without being required to bargain with the Union provided such changes or amendments apply uniformly to other Harris employees. Changes to the Medical and Dental Assistance plans regarding employee contributions, deductibles or maximum out-of-pocket expenses will be made only during the month of August, if at all, during each year of this Agreement. The specific benefits to be provided, the employee and Company contribution requirements and other rights and obligations shall be defined by the pertinent plan documents, insurance policies and/or insurance contracts.

13.03 SUPPLEMENTAL WORKERS' COMPENSATION PAYMENTS

When an employee is entitled to temporary disability payments under the applicable Workers' Compensation Act, and the weekly payments due to the employee under the Act are less than eighty percent (80%) of the base weekly pay, as hereinafter defined, the Company will make a weekly payment, in addition to that required by the Act, equal to the difference between eighty percent (80%) of said base pay and said required disability payment. This additional payment shall be made only during the period while the employee is entitled to Workers' Compensation for said disability, and only while absent from work and unable to engage in gainful employment because of said disability, not including any period after an award has been made under the Worker's Compensation Act for partial and permanent or total and permanent disability. Said additional payments shall no be made in any case for a period longer than twelve (12) weeks on account of the same disability. "Base Weekly Pay" shall mean the number of hours per week the employee is regularly scheduled to work not exceeding forty
(40), multiplied by the employee's base hourly rate, exclusive of any supplemental payments such as for incentive or piecework earnings, night shift premium or overtime. The additional payment herein provided for is intended to supplement the amount of weekly temporary disability benefits under the Workers' Compensation Act for the period above defined while the employee is absent from work and to apply under the same conditions as the law requires for Workers' Compensation. These additional payments shall apply only to disabilities subject to the Workers' Compensation Act which occur on or after the effective date of this Agreement.

13.04 REST PERIODS

     A. Rest periods of ten minutes duration in the first half of each regular shift and in the second half of each regular shift shall be scheduled for all direct labor production employees.

     B. Except in unusual circumstances, the Company will afford a rest period to indirect labor employees on an informal or unscheduled basis. Such rest periods will not exceed those of direct labor employees.

     C. Employees may smoke in designated areas.

     D. When overtime work of at least four hours is scheduled to commence immediately following the termination of the employee's regularly scheduled shift, a rest period of ten (10) minutes' duration will be provided immediately preceding the termination of such regularly scheduled shift and a ten (10) minute rest period will be granted after working two (2) hours.

     E. When overtime work of at least four hours is scheduled immediately before the employee's regularly scheduled shift, a rest period of ten (10) minutes' duration will be provided at the start of such regularly scheduled shift.

     F. Employees assigned to the Compressed Work Week will receive three (3) ten minute paid rest periods and one (1) 30 minute unpaid lunch period during each complete shift.

The Company and the Union will jointly and in goof faith cooperate in their efforts to assure conformance to the above provision.

                                  ARTICLE XIV
                               GENERAL PROVISIONS

14.01 NOTICES

Whenever notice is given under the terms of this Agreement, from either party to the other it shall be in writing. Notice to the Company shall be addressed to the Human Resources Manager, Harris Corporation, Findlay Plant, Findlay, Ohio. Notice to the Local Union shall be addressed to the President, who shall keep the Company informed of his/her correct address. Employees shall keep the

Company informed of their correct address and in case of notice to such employees, it shall be by registered or certified mail. Such notices shall be sent to the last known address furnished to the Company by the employee and shall be deemed to have been given as of the date receipted for, or if returned to the Company due to the employee's having failed to keep the Company informed of their correct address, the date such notice is returned.

14.02 RETIREMENT PLAN JOINT COMMITTEE

There shall be a joint committee consisting of two (2) members appointed by the Company and two (2) members appointed by the Union, which shall hold monthly meetings and shall be authorized to confer and make recommendations with respect to questions of fact relating to age, service and eligibility under the Retirement Plan.

14.03 PRESENTATION OF AGREEMENT TO EMPLOYEES

The Company shall supply all present and new employees with a copy of this Agreement.

14.04 INTRODUCTION OF NEW OR TRANSFERRED EMPLOYEES

Shift administrators shall introduce new or transferred employees to the appropriate Steward for the Section or Department in which such employee will work within three (3) work days.

14.05 WORK ASSIGNMENTS

Employees who are excluded from the jurisdiction of the Bargaining Unit shall not be assigned to, not perform work of a nature normally performed by employees included in the Bargaining Unit.

In the event it becomes necessary to bring in service representatives, appropriate bargaining unit employees will always be offered the opportunity to work with these representatives for training.

A joint Company/Union committee will be established with appropriate representation from skilled trades and management personnel and shall be facilitated by a Chief Steward and Human Resources, or their designated representation.

The object of this committee is:

     1. Determine when it is appropriate to use subcontractors versus in-house personnel, recognizing cost, timing and impact to on time-delivery as factors.

     2. Identify skills required to minimize subcontractors use and recommend appropriate certification or training.

     3. Review parts inventory as well as determine feasibility of purchase/rental of "special tools" as they relate to work performed in the plant.

     4. The Company will provide this committee a schedule of required facilities project(s) to be reviewed.

     5. The committee will provide in advance to the Union and Company written notice as to incoming subcontractors and the jobs they will perform.

The Union President and Plant Manager have the responsibility to see that this committee meets these objectives. The plant manager has the limited right to overrule the committee in critical on-time-deliver situations.

Every effort will be made to use union subcontractors whenever possible, recognizing that plant emergencies or other timing issues may inhibit or preclude their use.

The Union may, if it believes the Company did not give reasonable consideration of employees in the Bargaining Unit, grieve these matters through the normal procedures as described in 11.06 and 11.08 of this Agreement.

14.06 TIME STUDY RATES

Time study rates, which term includes production standards (i.e., time study rates expressed in pieces per hour), shall be established by the Company by such means as time study, motion study, or other established means of determining operator performance. Production standards will be established by the Company on the basis of fairness and equity consistent with quality and reasonable working capacity of average experience operators. Failure to meet production standards shall subject an employee to disciplinary action or discharge. Time study standard rates shall not be changed except to correct obvious errors, or unless there is a change in method, process, parts or equipment used in performing the operation. An employee shall have the right to request a re-study of his/her operation if the employee feels it has been unfairly set. The Company will notify the Union of any new or revised time study rates.

14.07 BULLETIN BOARDS

The Company agrees to provide a suitable number of bulletin boards for posting of Union publicity. Material posted shall be limited to notices of Local Union meetings, Local Union newspaper items and Union recreation and social activities. It is agreed that only notices approved by the Company shall be posted. Approval of such posting shall not be unreasonably withheld. It is further agreed that there shall be no other general distribution of literature in working areas during working time or posting by employees of any other literature upon Company property without prior approval by the Company.

14.08 ADDITION AND SEPARATION LISTS

The Company will furnish weekly to the Union lists of represented hourly employees who have been recalled, transferred, terminated, granted leaves of absence or extensions thereof, or reinstated from leave of absence, and all hourly employees hired or rehired by the Company.

14.09 LUNCH PERIODS

A lunch period will be established approximately at the mid-point of each shift and reasonable notice shall be given of any change in a lunch period. All employees shall be afforded opportunity to use facilities substantially equal to those of the cafeteria during lunch periods.

14.10 NOTIFICATION OF DISCHARGE

The Company will notify the employee's steward in all cases of discipline or discharge prior to such action. If the employee's steward is unavailable, the Chief Steward will be contacted.

14.11 CLEARANCE OF DISCIPLINARY RECORDS

Unless otherwise mutually agreed, records of discipline related to unacceptable attendance records will not be used in the grievance procedure after one (1) year and all other records of discipline will not be used in the grievance procedure after six (6) months if there are not further infractions.

14.12 CHANGE OF ADDRESS OR NAME

Employees must notify the Employment and Records office of any change in name or address or telephone number. Failure to so notify the Company shall relieve the Company from and obligation under other paragraphs of the Agreement requiring notice to the employee by telephone or writing.

14.13 RATIFICATION OF AGREEMENT

This Agreement has been ratified by the Union in accordance with its constitution and bylaws thereof.

14.14 EFFECT OF LAW

In the event that now or hereafter there is any State or Federal law or any directive, order, rule or regulation made pursuant thereto, which is mandatory and in conflict with any provision or provisions of any agreement between the parties, the same shall supersede such provision or provisions, and thereafter shall govern and control the relations and conduct of the parties so long as such law, directive, order, rule or regulation shall remain in force and effect. In the event that this or and other agreements existing between the parties hereto, now or hereafter require the approval of any Government authority before becoming effective, the same will and shall be subject to such approval. Nothing in this Agreement shall preclude the employer from taking actions it reasonably believes are necessary to comply with its obligations under the Americans with Disabilities Act, including but not limited to providing reasonable accommodation to applicants and employees with a disability, and maintaining the confidentiality of medical information.

14.15 WAIVER

The parties acknowledge that during the negotiations which resulted in this Agreement, each had the unlimited right and opportunity to make demands and proposals with respect to any subject or matter not removed by law from the area of collective bargaining, and that the understandings and agreements arrived at by the parties after the exercise of that right and opportunity are set forth in this Agreement. Therefore, the parties, for the life of this Agreement, voluntarily and unqualifiedly waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter referred to, or covered in this Agreement. Further, the parties, for the life of this Agreement, voluntarily and unqualifiedly waive the right, and each agrees that the other shall not be obligated to bargain collectively with respect to any subject or matter not specifically referred to or covered in this Agreement, event though such subject or matter may not have been within the knowledge or contemplation of any of the parties at the time this Agreement was negotiated or signed.

14.16 RULES FOR MAKING MODIFICATION IN MID-TERM

After this Agreement has been signed no provision may be altered or modified during the life of the Agreement except by mutual consent in writing between the Union and the Company, and only at a conference called for such purpose by the parties and ratified by their respective organizations.

14.17 ADMINISTRATIVE LETTERS

All letters of Agreement concerning the interpretation or the application of any provision of this Agreement must be finally approved by the International Office of the Union and by the Director, Human Resources of the Company, or an authorized representative, before becoming effective. All such Administrative Letters shall be binding and fully enforceable on all parties involved provided they do not modify, change, or amend the provisions of this Agreement.

14.18 NOTICE OF CHANGE

Either party may give written notice sixty (60) days prior to July 1, 2000 or sixty (60) days prior to any subsequent anniversary date of this Agreement, or any proposed change or changes of this Agreement. Whenever such a notice of change is given, the party giving the notice shall submit its proposals in writing to the other party prior to the end of thirty (30) days from the date of notice. If the parties do not reach an agreement with respect to such proposals on or before July 1, 2000, or on or before a subsequent July 1 anniversary date of this Agreement, whichever is applicable, the first sentence of paragraph 2.02 shall not apply, but all other provisions of the Agreement shall continue in full force and effect, except that there shall be no grievance or arbitration as to work that may be performed for this Company during any resulting cessation of work.

14.19 TERM AND NOTICE OF TERMINATION

This agreement shall become effective as of the date hereof, upon ratification as herein before provided, and shall continue in full force and effect to and including July 1, 200, and thereafter shall be automatically renewed from year to year unless notice in writing shall be given by either party to the other of its termination sixty (60) days prior to its expiration date of July 1, 2000, or a subsequent applicable expiration date after automatic renewal, in which event it shall terminate on its expiration date unless, by mutual agreement, it is extended for a further period of time.

In WITNESS WHEREOF, the Parties have caused this Agreement to be executed by their duly authorized officers and representatives on the date first written above.

Local Union No. 1907 International Brotherhood of Electrical Workers, AFL-CIO

By:

         Dave Dorman
         Ken Ludwig
         Paula Woodruff
         Dewey Gant
         Marc Liggett

         Betty Carman
         Denny Marquart

APPROVED:

         J. J. Barry
         International President
         IBEW, AFL-CIO

Harris Corporation

By:

         George Latshaw
         Paul Leonard
         Michael Boehm
         Marty Davis

APPROVED:

         Joe Foyle
         Director, Human Resources
         Harris Corporation

                                 SHIFT SCHEDULES



                                 START                             END
                                 -----                             ---
3RD SHIFT                        12:00 MIDNIGHT                    7:45 a.m.
1st SHIFT                        7:30 a.m.                         4:00 p.m.
2nd SHIFT                        3:45 p.m.                         12:15 a.m.
A & B SHIFT                      1:00 p.m.                         1:00 a.m.
C & D SHIFT                      1:00 a.m.                         1:00 p.m.

                              Letters Of Agreement

Dave Dorman
Local 1907 President
International Brotherhood of
Electrical Workers (AFL-CIO)
1016 Tiffin Avenue
Findlay, Ohio  45840

Dear Mr. Dorman,

This will confirm our understanding regarding the continued use of the Total Quality Management process.

Both the Union and the Company agree to jointly promote and support a Total Quality Management (TQM) process that augments and serves as a basic operational foundation for the Findlay plant.

Both parties agree to fully utilize Employee Involvement, Total Productive Maintenance, Statistical Process Control, Just-In-Time manufacturing process, and other world class manufacturing methods in our daily operations. We recognize that TQM is critical to the success of the Findlay operation and will serve to enhance our mutual growth and viability. These concepts are not intended to jeopardize employee job security. Additionally, the Company and Union agree to continue the Joint Quality Systems Steering Committee (QSSC), as well as to include appropriate Union representation on the plant Total Quality Management Steering Committee.

The Company and the Union further agree to conduct timely joint communication sessions to all employees regarding TQM to insure open, honest communications and promote a growing understanding and support of TQM and its "key tools". By empowering our employees, we will improve our ability to respond to changing customer requirements, thereby enhancing our ability to become a world leader in semiconductor manufacturing.

It is understood that the TQM process, its key tools are not part of the contract body and such actions performed under TQM shall not conflict with existing contract language.

Sincerely,
ACCEPTED AND AGREED TO THIS

First DAY OF JULY, 1996


-----------------------------       -----------------------------
George Latshaw                      Dave Dorman
Harris Findlay                      Local 1907-President

Mr. Dave Dorman
Local 1907 President
International Brotherhood of
Electrical Workers (AFL-CIO)
1016 Tiffin Avenue
Findlay, Ohio  45840

Dear Mr. Dorman,

CONFIRMED PREGNANCY
The following guidelines will be used for employees who provide written medical verification that they are pregnant:

     1. A volunteer in a non-fab area on the same shift will be sought. If a volunteer is found, the two employees will switch jobs.

     2. A volunteer on other sifts including the CWW will be sought. If a volunteer if found, the two employees will switch jobs. Shift preference cards will not be honored in this step and the pregnant employee must switch with the volunteer.

     3. The pregnant employee will fill the next available opening in a non-fab area, CWW included. Shift preference cards will not be honored in this step and the pregnant employee must transfer to the opening.

     4. The pregnant employee will be allowed to request a predisability LOA.

     5. After receipt of written verification, employee will be moved as soon as possible, provided there is a volunteer or opening.

     6. When the employee is no longer pregnant, the volunteer will be allowed to return to their original area, if seniority permits.

PLANNED PREGNANCY
The following guidelines will be used for employees that provide written medical verification that they are planning to become pregnant:

     1. A volunteer in a non-fab area on the same shift will be sought. If a volunteer is found, the two employees will switch jobs.

     2. The employee will be transferred to the next available non-fab opening, CWW included. Shift preference cards will be honored in this step and the employee must transfer to the opening that remains.

     3. The employee will be allowed to request a personal business LOA.

     4. Any employee who is planning to become pregnant and requests to be temporarily assigned to a non-fab area by utilizing Step 1 or Step 2 of this procedure will be eligible to be returned to a fab area after six (6) months unless there is written a medical verification that they are pregnant. Status of individuals beyond this initial six (6) months period will be reviewed on a case by case basis.

     5. Those employees who are planning to become pregnant are temporarily assigned to a non-fab area by utilizing either Step 1 or Step 2 of this "planned pregnancy" procedure could be bumped from the non-fab area based upon their plant seniority. At times of shift preference or reduction in force, these employees must go where they seniority carries them.

     6. After six (6) months, the employees will be returned to their original area, on request, unless written medical verification is provided, and seniority permits.

If there is an issue as to need to protect a specific skill or expertise, the Company and Union will discuss to mutually resolve.

In the event changes, to include additional requirements under paragraph 14.14 and/or other `study' findings make it necessary to alter these guidelines, the Company and the Union agree to discuss ways of mutually accommodating these changes.

Sincerely,
ACCEPTED AND AGREED TO THIS
First DAY OF JULY, 1996



George Latshaw                                       Dave Dorman
-------------------------                            -------------------------
Harris Findlay                                       Local 1907-President
                                       48


                                                              Effective: 1-27-97

                                                             Supersedes: 10-7-96

                        FINDLAY HOURLY WAGE RATE SCHEDULE
                              SEMICONDUCTOR SECTOR

LABOR GRADE       OCC.             OCCUPATION           MINIMUM     STEP I   STEP II     MAXIMUM
                  NO.                 TITLE
    1             2000      Labor-Cleaner                $11.29     $11.43    $11.56     $11.69
    2             1100      Manufacturing Operator       $11.34     $11.48    $11.60     $11.74
    3                                                    $11.82     $11.95    $12.10     $12.23
    4             5200      Plater                       $12.40     $12.54    $12.67     $12.82
    5             3100      Maintenance Mech. B          $12.48     $12.59    $12.74     $12.90
                  4000      Elec. Equip. Elec. B
                  4200      Electrician B
                  3200      Maintenance Machinist B
    6             3800      Maint. Support               $12.58     $12.72    $12.86     $13.02
                  2500      Manufacturing Support
    7             4100      PMI Inspector                $12.71     $12.84    $12.97     $13.15
    8             3400L     Line Maint. Mech. A          $14.07     $14.23    $14.38     $14.56
    9             4300L     Line Electrician A           $14.31     $14.46    $14.64     $14.80
   10             4400      Elec. Equip. Elect. A        $14.95     $15.11    $15.29     $15.46
                  4500      Electro-Mech. Equip. Spec
                  3400P     Millwright
                  5100      Plant Services Mech.
                  4300P     Plant Electrician A
   11             3600      Tool & Die Maker             $15.72     $15.89    $16.07     $16.25
   12             4600      Equipment Specialist         $16.19     $16.36    $16.47     $16.71


NOTE (1) Group leaders shall be paid 15 cents a hour more than the highest occupational rate in the group they lead

NOTE (2) Progression from minimum to maximum is in intervals of 30 days at each step.


                                       49